                                                  July 20, 1998



VIA EDGAR TRANSMISSION

Securities and Exchange Commission
450 5th Street N.W.
Washington, D.C. 20549-1004

Attention: Jeffrey Epstein, Esq.

                  Re:   Golden State Vintners, Inc. -- Form 8-A
                        Registration No. 1-14305

Ladies and Gentlemen:

                  Pursuant to Rule 12b-10 of the Securities Exchange Act of 1934, as amended, and at your request, Golden State Vintners, Inc., a Delaware corporation (the "Company") requests the withdrawal of the above-captioned Form 8-A filed with the Securities and Exchange Commission (the "SEC") on July 16, 1998. The appropriate Form 8-A was filed with the SEC on July 20, 1998.

                   Please contact Ashley S. Newsom with Riordan & McKinzie at
(213) 229-8564 if you have any questions or if you need further information to effect the withdrawal of the Form 8-A.


                                                  GOLDEN STATE VINTNERS, INC.



                                                  /s/ BRIAN R. THOMPSON
                                                  ----------------------------
                                                  Brian R. Thompson
                                                  Chief Financial Officer